                                                                   Exhibit 10.40

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           NATIONAL PROCESSING COMPANY
                                   ("Seller")

                                       AND

                               INVESTMENT SERVICES
                             INTERNATIONAL CO., LLC
                                    ("Buyer")

                          Dated As Of February __, 1999

                                TABLE OF CONTENTS

1.    Rules of Construction and Definitions.................................1

2.    Assets
            2.1   Assets to be Sold to Buyer............................... 7
            2.2   Excluded Assets...........................................9
            2.3   Non-Assignable Assets.....................................9
            2.4   Further Assurances.......................................10
            2.5   Sale at Closing Date.....................................10
            2.6   Transfer of Bank Accounts and Freight Payment Accounts...11
            2.7   Seller's Records.........................................11
            2.8   Non-Disclosure, Non-Hire and Non-Compete Covenants.......11

3.    Liabilities
            3.1   Assumed Liabilities......................................12
            3.2   Excluded Liabilities.....................................12

4.    Consideration
            4.1   Initial Determination of Cash at Closing.................13
            4.2   Allocation...............................................13

5.    Closing
            5.1   Initial Closing..........................................13
            5.2   Post-Closing Adjustments.................................13

6.    Representations and Warranties of Seller
            6.1   Organization.............................................14
            6.2   Authorization............................................14
            6.3   Consents and Defaults....................................15
            6.4   Absence of Certain Changes...............................15
            6.5   Litigation...............................................16
            6.6   Compliance with Law......................................16
            6.7   Options to Purchase......................................16
            6.8   Good Title...............................................16
            6.9   Customer Contracts.......................................17
            6.10  Operations Agreements....................................17
            6.11  Intellectual Property....................................17
            6.12  Non-Compete, Non-Hire and Non-Disclosure Agreement.......18
            6.13  Permits, Licenses and Other Authorizations...............18
            6.14  Accounts Receivable......................................18
            6.15  Freight Payment Accounts.................................19
            6.16  Bank Accounts............................................19
            6.17  Premises.................................................19
            6.18  Books and Records........................................19
            6.19  Environmental Matters....................................20
            6.20  Taxes....................................................20
            6.21  Misstatements or Omissions of Facts......................21
            6.22  Commissions to Third Parties.............................21

            6.23  Insolvency Proceedings...................................21
            6.24  Employment Matters.......................................22
            6.25  Insurance................................................22
            6.26  Employee Benefit Plans...................................22
            6.27  Year 2000................................................23

7.    Representations and Warranties of Buyer
            7.1   Organization.............................................23
            7.2   Authorization............................................23
            7.3   Consents ................................................23
            7.4   Litigation...............................................24
            7.5   Fund Availability........................................24
            7.6   Commissions to Third Parties.............................24

8.    Indemnifications
            8.1   Seller's Indemnification of Buyer........................24
            8.2   Buyer's Indemnification of Seller........................25
            8.3   Notice of Claims.........................................25
            8.4   Defense of Claims........................................25
            8.5   Cooperation of the Parties...............................27

9.    Conduct of Seller Pending Closing
            9.1   Material Breach..........................................27
            9.2   Consents, Waivers, Approvals and Authorizations..........27
            9.3   Material Changes.........................................27
            9.4   Access & Information.....................................30
            9.5   HSR Act Notification.....................................30
            9.6   Publicity................................................30
            9.7   Cooperation and Standard of Performance..................30
            9.8   Notice...................................................30

10.   Conditions to Closing
            10.1  Conditions to Buyer's Closing............................31
            10.2  Conditions to be Satisfied by Buyer......................32

11.   Post-Closing Covenants
            11.1  Transition...............................................33
            11.2  Sales/Transfer Taxes.....................................33
            11.3  Transition Services Agreement............................33

12.   Termination .........................................................33

13.   Miscellaneous
            13.1  Expenses.................................................34
            13.2  Notices..................................................34
            13.3  Confidentiality..........................................35
            13.4  Survival.................................................36
            13.5  Entire Agreement.........................................36
            13.6  Assignment...............................................36
            13.7  Successors and Assigns...................................36

            13.8  Severability.............................................37
            13.9  Waiver...................................................37
            13.10 Alternative Dispute Resolution...........................37
            13.11 Governing Law............................................40
            13.12 Captions; Construction...................................40
            13.13 Counterparts.............................................41
            13.14 Schedules................................................41

                              MASTER SCHEDULE LIST

EXHIBIT A         -     Transition Services Agreement
EXHIBIT B               Escrow Agreement

SCHEDULE 1.10     -     Bank Account(s)
SCHEDULE 1.21     -     Customer List
SCHEDULE 2.1.5    -     Excluded Trademarks
SCHEDULE 2.2      -     Excluded Assets
SCHEDULE 3.1.3    -     Limited Liabilities
SCHEDULE 6.3      -     Consents and Defaults
SCUEDLUE 6.4      -     Changes
SCHEDULE 6.5      -     Litigation and Other Actions
SCHEDULE 6.8      -     Encumbrances on Title (Good Title)
SCHEDULE 6.9      -     Customer Contracts
SCHEDULE 6.10     -     Operations Agreements
SCHEDULE 6.11     -     Intellectual Property
SCHEDULE 6.12     -     Non-Compete, Non-Hire and Non-Disclosure
                        Agreement
SCHEDULE 6.13     -     Permits, Licenses and Other Authorizations
SCHEDULE 6.14     -     Accounts Receivable
SCHEDULE 6.15     -     Freight Payment Accounts
SCHEDULE 6.16     -     Bank Accounts
SCUEDULE 6.17     -     Leases
SCHEDULE 6.18     -     Books and Records
SCHEDULE 6.20     -     Tax Returns (Taxes)
SCHEDULE 6.24     -     Employees
SCHEDULE 6.26     -     Employee Benefit Plans
SCHEDULE 6.27     -     Year 2000 Compliance

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made and entered into as of this _____ day of February __, 1999, by and between National Processing Company, a Kentucky corporation ("Seller") and Investment Services International Co., LLC, a District of Columbia limited liability company ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller desires to sell, and Buyer desires to acquire certain selected assets of Seller used in the Business and all rights to continue the Services on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, for valuable consideration paid and each and every covenant and agreement as set forth below, and the performance thereof, it is agreed by and between the parties as follows:

1. Rules of Construction and Definitions. All references to any specific law, act, statutes, regulation, or rule in this Agreement shall mean such law, act, statute, regulation, or rule of the United States of America and, where applicable, the laws of its states, territories, foreign jurisdictions, protectorates and local laws. For purposes of this Agreement, the following terms shall have the meanings indicated:

      1.1. "Accountants" see Section 5.22.

      1.2. "Accounts Payable" shall mean any account or note payable in accordance with GAAP.

      1.3. "Acquired Breaching Affiliate" see Section 2.8.

      1.4. "Accounts Receivable" shall mean any account, advance or note receivable in accordance with GAAP.

      1.5. "Adjustment Amount" see Section 5.2.1.

      1.6. "Affiliate(s)" shall mean any corporation or business organization which is a member of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), a controlled group of trades or businesses (as defined in Section 414(c) of the Internal Revenue Code), an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code), or any other arrangement (as defined in Section 414(c) of the Internal Revenue
Code) which includes Seller. An "NCC Affiliate" shall mean any

Affiliate that is not wholly-owned, directly or indirectly, by Seller. A "Seller Affiliate" shall mean any Affiliate other than an NCC Affiliate.

      1.7. "Agreement" shall mean this agreement, together with all attachments, exhibits and appendices.

      1.8. "Associates" shall mean Northwest Traffic Associates, Inc., a Washington corporation.

      1.9. "Balance Sheet Net Assets" see Section 4.

      1.10. "Bank Account(s)" shall mean bank, thrift or money market accounts related to the Business, as identified on Schedule 1.10.

      1.11. "B.& L." shall mean B. & L. Consultants, Inc., a Massachusetts corporation.

      1.12. "Business" shall mean all the business activities and operations of the Seller and all Subsidiaries related to the provision of Services, including those described in the NPC Memorandum, the NPC Corporate Payables Confidential Memorandum and the NPC Freight Audit and Payment Services Confidential Memorandum, each dated December 1998.

      1.13. "Cash at Closing" see Section 4.

      1.14. "Claim(s)" shall mean any legal proceeding(s), claim(s), or demand(s) instituted or asserted by any Person in respect to which any party to this Agreement is entitled to indemnification pursuant to this Agreement.

      1.15. "Closing" shall mean the closing of the transactions contemplated by this Agreement.

      1.16. "Closing Balance Sheet" see Section 5.2.2.

      1.17. "Closing Date" shall mean a date selected by the parties hereto within ten days following the receipt of all applicable approvals, consents, expiration or earlier termination of all applicable waiting periods and satisfaction or waiver of all other conditions precedent to Closing, or on such other date as the parties shall mutually agree in writing.

      1.18. "Code" see Section 6.26.

      1.19. "Current Period" shall mean (a) any taxable year or other period ending on or before the Closing Date for which a Tax Return is not required to be filed on or before the Closing Date and (b) in the case of a taxable year or other period beginning before and ending after the Closing Date, that portion of such taxable year or other period that ends on and includes the Closing Date.

      1.20. "Current Period Tax" shall mean the total Tax due for a Current Period (as if no estimated payments had been made). Any Tax attributable to the Current Period described in clause (b) of the definition of Current Period shall be deemed to be a Current Period Tax only to the extent of the amount of such Tax that would have been incurred if the taxable year or other period had ended on the close of business on the Closing Date, with the basis for such tax being determined (a) in the case of real and personal property Taxes, intangible Taxes, ad valorem or value added Taxes, and the like, by allocating the Tax on a daily basis, and (b) in the case of all other Taxes for such period, by closing the books and records as of the close of business on the Closing Date:

      1.21. "Customer(s)" shall mean customers and prospects of the Business as of Closing as listed in Schedule 1.21.

      1.22. "Customers Contract(s)" shall mean letters of intent, contracts, agreements (oral or written), standing purchase orders and any other similar documents for Services between Seller or any Subsidiary, on the one hand, and Customers, on the other, including those identified in Schedule 6.9.

      1.23. "Defense" shall mean the defense, settlement, or other disposition of any Claim.

      1.24. "Documents of Conveyance" shall mean deeds, bills of sale, assignment and assumption agreements, endorsements, and other instruments of transfer and conveyance together with any consents required for the same, including any required consent to the assignment of Customer Contracts, Leases and Operational Agreements, all in form and substance satisfactory to Buyer.

      1.25. "Effective Time" shall mean 8:00 a.m. on the Closing Date, if the last day of a calendar month, or otherwise as of the last day of the calendar month next preceding the month during which the Closing Date occurs.

      1.26. "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA or any Local Law (excluding any Local Law applicable to Persons employed by Seller in Juarez, Mexico or Barbados.)

      1.27. "Employee" means the individuals employed by Seller or any Subsidiary as of the Closing Date who are engaged in the Business (excluding those individuals so employed in Juarez, Mexico or Barbados).

      1.28. "Environmental Law" shall mean any foreign or domestic federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Authority, or any Local Law, relating to (a) the health, protection, preservation or restoration of the environment including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state, local and foreign laws; (b) any common law (including common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

      1.29. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1,001, et seq., as amended.

      1.30. "Escrow Agent" shall mean NationsBank NA or such other signatory to the Escrow Agreement as may be selected by Buyer with the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, to hold, invest and apply the Escrow Funds in accordance with the terms of the Escrow Agreement.

      1.31. "Escrow Agreement" shall mean that certain agreement by and between Buyer, Seller and the Escrow Agent, dated as of the Closing Date and executed and delivered at Closing, relating to the deposit and application of the Escrow Funds, such agreement to be substantially the same in form and content as Exhibit B attached hereto.

      1.32. "Escrow Funds" shall mean the initial deposit of three million dollars ($3,000,000) into the Escrow Account, plus all earnings with respect to the Escrow Account and minus (a) all losses, costs and expenses (including fees and expenses of the Escrow Agent and any indemnity payments to the Escrow Agent) and (b) any distributions made to Buyer from time to time in accordance with the Escrow Agreement.

      1.33. "Excluded Assets" shall mean those assets set forth in Section 2.2 of this Agreement.

      1.34. "Freight Payment Account" shall mean each account established for the receipt of Customers' funds and the payment of Customers' freight invoices.

      1.35. "GAAP" shall mean U. S. generally accepted accounting principles.

      1.36. "Governmental Authority" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any federal, state, local or foreign court, arbitrator or other tribunal.

      1.37. "Hazardous Substance" shall mean (a) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law or Local Law; (b) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof) or any Local Law; (c) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state, local or foreign laws, regulations, statutes or ordinances now in force or hereafter enacted or any Local Law relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (d) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (e) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (f) industrial, nuclear or medical by-products; (g) any lead based paint or coating and (h) any underground storage tank(s).

      1.38. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      1.39. "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986, as amended.

      1.40. "Intellectual Property" shall mean letters patent, patents, patent applications, patent licenses, patent renewals and extensions, Software, software licenses, know-how, licenses, trade names, brand names, trademarks, trade secrets, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications and all other intangible property rights owned or issued by the Seller or any Subsidiary in the Business.

      1.41. "Lease(s)" shall mean all leasehold rights and uses and all licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto relating to any premises used or held for use in the Business.

      1.42. "Local Law" shall mean any act, statute, regulation, rule, ordinance, order, precedent or similar law in any non-federal jurisdiction that is similar in form, substance or intent to the United States act, statute, regulation, rule, ordinance, order, or similar law mentioned in the particular context.

      1.43. "Material Adverse Effect" shall mean an event, change or occurrence that has a material negative impact on the condition (financial or otherwise), business, results of operations of the Business or the Subject Assets or the Buyer as the case may be, the ability of Seller, any Subsidiary or Buyer, as the case may be, to consummate the transactions contemplated hereby, the validity or enforceability of this Agreement or that would delay the consummation of the transactions contemplated hereunder.

      1.44. "Multiemployer Plan" shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA or any Local Law.

      1.45. "Net Assets" shall mean (i) total Subject Assets conveyed less (ii) the sum of (A) total liabilities assumed and (B) Accounts Receivable more than 90 days old as of the Closing Date.

      1.46. "NTA" shall mean NTA, Inc., a Washington corporation.

      1.47. "Operations Agreements" shall mean software and computer equipment licenses and maintenance agreements, other equipment service agreements, rental, finance and lease agreements for personal property and all other agreements, oral or written, other than Customer Contracts or Leases, applicable to the Business.

      1.48. "Person" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, estate, union, Governmental Authority or other entity.

      1.49. "Prior Period" shall mean any taxable year or other period ending before the Closing Date for which a Tax Return is required to be filed on or before the Closing Date.

      1.50. "Restricted Area" shall mean within the United States of America, Mexico and Canada.

      1.51. "Services" shall mean (i) the freight bill auditing, processing and paying of freight bill invoices issued by common carriers to Customers and the preparation of various reports for Customers by Seller and (ii) the accounts payable payment processing services involving capturing Customers' accounts payable data, matching and verifying the accuracy of Customer's purchase orders against vendors' invoices, receiver documents and other supporting paperwork, making payments from the Customers' account invoices and other ancillary services such as related data entry and check printing services.

      1.52. "Software" shall mean all computer programs, materials, tapes, know-how, object and source codes, code techniques, other written materials in the possession or control of Seller or any Subsidiary or to which, and to the extent to which, Seller or any Subsidiary has access and processes developed by or on behalf of Seller or any Subsidiary for the provision of Services, including all documentation therefor.

      1.53. "Subject Assets" shall mean all assets, rights, properties and businesses of every kind and description, whether tangible or intangible, real, personal or mixed, owned directly or indirectly by the Seller or any Subsidiary and used in the Business as currently conducted or pertaining to the Business or necessary to carry on the business and operations of the Business as currently conducted, including those assets set forth in Section 2.1 of this Agreement and the Schedules referenced therein, together with additions thereto acquired in the ordinary course of business prior to the Closing Date but excluding the Excluded Assets.

      1.54. "Subsidiary" shall mean any of Associates, B. & L. or NTA, and "Subsidiaries" shall mean all of them together.

      1.55. "System" shall mean any Software, hardware, databases, information systems, interfaces or embedded control systems (microprocessor controlled, robotic or other device).

      1.56. "Tax(es)" shall mean income, gross receipts, property, sales, use, license, excise, unitary business franchise, employment, social security, unemployment, compensation, disability, governmental pension or insurance, withholding or similar taxes or contributions, assessments, charges, duties, fees or levies of any kind whatsoever (whether or not requiring the filing of returns), together with any assessments, interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

      1.57. "Tax Return" shall mean any return, report, declaration, statement, certificate, schedule, or other document required to be filed with or provided to the Internal Revenue Service of the United States federal government, any other federal, state, foreign or municipal agency, department, commission or other Governmental Authority, or any other party in connection with any Tax, including any federal, state, local or foreign income tax return, excise tax return, franchise tax return, sales or use tax return, property tax return, information return, stamp tax return, ad valorem or valued added tax return, documentary tax return, gross receipts tax return, earned surplus tax return and the like.

      1.58. "Year 2000 Compliant" and its cognates means that any System (a) shall accurately process, provide and/or receive date data (including calculating, comparing and sequencing) within, from, into and between centuries (including the twentieth and twenty-first centuries), including leap year calculations; and (b) neither the performance nor the functionality of a System will be affected by dates prior to, on, after, or spanning January 1, 2000 or September 9, 1999. In particular, but without limitation: (i) no value for current data will cause any error, interruption or decreased performance in the operation of a System, (ii) all manipulations of date-related data (including calculating, comparing, sequencing, processing and outputting) will produce correct results for all valid dates, including when used in combination with other products; (iii) date elements in interfaces and data storage will specify the correct century to eliminate date ambiguity without human intervention, including leap year calculations; (iv) where any date element is represented without a century, the correct century will be unambiguous for all manipulations involving that element; and (v) authorization codes, passwords and zaps (purge functions) should function normally and in the same manner prior to, on, after, and spanning January 1, 2000, and September 9, 1999, including the manner in which they function with respect to expiration dates and CPU serial numbers.

2. Assets.

      2.1 Assets to be Sold to Buyer. Subject to and in reliance upon the covenants, representations, warranties and agreements set forth herein, and subject to the conditions in this Agreement, the Seller shall (or shall cause its Subsidiaries to, as applicable) sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller or such Subsidiaries on the Closing Date the Subject Assets, free and clear of any encumbrance, lien or impediment to title, including the following:

            2.1.1 Tangible Assets. All furniture, fixtures, vehicles, machinery, communications, computer, data processing and other equipment, Software, operating supplies, spare parts and other inventories used or held, and/or located at any premises used or held, by Seller or any Subsidiary in connection with the Business;

            2.1.2 Customer Contracts. All Customer Contracts and work in progress for Services;

            2.1.3 Operations Agreements. All rights to and interests in Operations Agreements;

            2.1.4 Proprietary Information. All proprietary information, including procedures, market information, surveys, listings (including telephone numbers) used in the Business and other such proprietary information and other intangible assets relating to the Business;

            2.1.5 Intellectual Property. All rights in Intellectual Property and all goodwill, whether of Seller or any Subsidiary, used in the Business therewith (excluding all names, trademarks, and service marks used by Seller for or in connection with any of Seller's other businesses as set forth in Schedule 2.1.5);

            2.1.6 Personnel Agreements. All rights (but no obligations), if any, to all employment agreements (whether written or oral) and any non-compete, non-hire and non-disclosure agreements with any Employee currently or formerly associated with Seller or any Subsidiary, including each such written agreement as described in Schedule 6.12, including all rights of enforcement thereunder (and Seller will cooperate with Buyer at Buyer's expense in the enforcement of any such rights, including bringing any action in its own name but under the control of Buyer to the extent required for the effective enforcement thereof);

            2.1.7 Contract Rights. All rights to and interests in or under any written or oral contract, agreement, Lease, plan, instrument, registration, license, franchise, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization and any intangible property rights associated with or constituting a part of the Business;

            2.1.8 Accounts Receivable. All rights, title and interest to and in any Accounts Receivable derived from the Business (including amounts past due, plus interest thereon) whose payment has not been received and posted as of the Effective Time;

            2.1.9 Cash and Accounts. All cash or cash equivalents on hand or in the Bank Accounts, the Freight Payment Accounts, all marketable securities and all prepaid items, such as utility and security deposits and the like;

            2.1.10 Records. Copies of all corporate tax records and other corporate records of the Seller and the Subsidiaries relating primarily to the Subject Assets or the Business, and originals of all records, files, correspondence, data, memoranda, notes, plans, contracts, recorded knowledge and information (including lists of Customers and suppliers with respect to the Business and Customer and sales correspondence and other files) used in connection with or required to continue the Business as it is currently being conducted;

            2.1.11 Tax Agreements. All agreements with taxing authorities or Governmental Authorities conveying any tax benefits, credits, exemptions, exclusions, deductions or similar benefits to Seller or any Subsidiary with respect to the Subject Assets or the Business;

            2.1.12 Choses in Action. All rights or choses-in-action arising out of occurrences before or after the Closing, including all rights under express or implied warranties in favor of the Seller or any Subsidiary, if any, relating to the Subject Assets or the Business;

            2.1.13 Certificates and Authorizations. Any and all certificates of title and, to the extent available as a matter of law, any and all authorizations and licenses and the like issued to Seller or any Subsidiary by any Governmental Authority relating to the Subject Assets, the Services or the Business;

            2.1.14 Other Assets. All other assets, rights and properties of any nature used or held for use in the Business, other than those otherwise excluded pursuant to Section 2.2 of this Agreement.

            2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller is not selling or causing to be sold, and Buyer is not purchasing, any of the following Excluded Assets:

            (i) all rights, properties and assets which have been sold, transferred, conveyed, assigned, delivered or otherwise disposed of by the Seller or any Subsidiary prior to the Closing in transactions permitted or contemplated by this Agreement;

            (ii) marketable securities, life insurance policies, insurance policies of any other type or rights to any insurance coverage under any of Seller's or any Subsidiary's existing policies and any prepaid insurance premiums;

            (iii) any Employee Benefit Plan and all amendments, all documents and financial statements relating thereto or associated trust maintained by Seller or any Subsidiary;

            (iv) any rights (including tax and other refunds and claims relating thereto) relating to the liabilities not assumed by Buyer;

            (v) any goodwill reported on the balance sheet of Seller except for the goodwill used in the Business which is being transferred to the Buyer pursuant to Section 2.1.5 of this Agreement;

            (vi) originals of any corporate minute books or stock records, and any tax records and other corporate records of Seller or any Subsidiary that are not primarily related to the Subject Assets or the operations of the Business;

            (vii) any Hazardous Substances;

           (viii) any right, property or asset used by Seller in Seller's other businesses and listed in Schedule 2.2; and

             (ix) the capital stock of the Subsidiaries.

      2.3 Non-Assignable Assets. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer or assign any contract, license, lease, commitment, sales or purchase order or any other agreement or any claim, right or benefit arising thereunder or resulting therefrom, including Customer Contracts, Leases and Operations Agreements (each for purposes of this Section 2.3, an "agreement"), if the transfer or assignment (attempted or actual) of any such agreement without notice to or the consent of any other party thereto would constitute a breach thereof or would in any way adversely affect the rights of Buyer, Seller or any Subsidiary, as applicable, thereunder, unless such notice has been timely delivered or such consent timely obtained. Seller has exercised, at Seller's expense, (and, if requested by Buyer, after the Closing Date will exercise, at Seller's expense) commercially reasonable efforts to timely provide such notices and to timely obtain the consent of any party or parties to those agreements listed on Schedule 6.3 with respect to the transfer or assignment thereof by Seller to Buyer wherever such notice or consent is required and on terms and conditions reasonably satisfactory to Buyer. If any such consent is not obtained, or if an attempted assignment of an agreement would be ineffective or would affect the rights of Buyer, Seller or any Subsidiary, as applicable, thereunder such that Buyer would not in fact receive all rights transferred hereunder, Seller shall use its commercially reasonable efforts to perform or cause to be performed such agreement for the account of Buyer or otherwise cooperate with Buyer in any arrangement reasonably necessary or desirable to provide for Buyer the benefits and the corresponding obligations of any such agreement, including enforcement for the benefit of Buyer of any and all rights of Seller or any Subsidiary, as applicable, against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise. To the extent Seller performs or cause the performance under any permit or license for the benefit of Buyer pursuant to this Section
2.3 and Buyer ultimately obtains such permit or license for itself, Seller shall, on demand by Buyer, relinquish or cause its Subsidiary to relinquish its rights under such permit or license with respect to the Business. The parties acknowledge and agree that Seller's undertaking pursuant to this Section 2.3 shall not render ineffective or be deemed a waiver of the condition precedent set forth in Section 10.1.6 hereof.

      2.4 Further Assurances. From time to time after the Closing, Seller will execute and deliver or cause its Subsidiaries to execute and deliver to Buyer such additional Documents of Conveyance, instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller or such Subsidiaries, as applicable, in and to the Subject Assets in order to carry out the purpose and intent of this Agreement. Seller shall promptly transfer and deliver or cause to be transferred and conveyed to Buyer any cash or other property received by Seller or any Subsidiary, directly or indirectly, at any time after the Closing Date in respect of or relating to any Subject Assets or from the operations of the Business from and after the Effective Time. Seller shall use its commercially reasonably efforts from and after the date hereof to assist Buyer in obtaining extensions and renewals from Customers whose Customer Contracts have been terminated or expired on or after December 31, 1998, or whose Customer Contracts terminate or expire on or before July 31, 1999.

      2.5 Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller and its Subsidiaries of the Subject Assets to the Buyer shall be consummated as of the Effective Time on the Closing Date by Documents of Conveyance.

      2.6 Transfer of Bank Accounts and Freight Payment Accounts. Seller shall cause the financial institutions in which the Bank Accounts and Freight Payment Accounts are located to transfer the beneficial ownership of the Bank Accounts and Freight Payment Accounts, by retitling, assignment or otherwise, to Buyer, so that (a) as of the Closing Date, Buyer will have sole and exclusive use of, and access to, such Bank Accounts and Freight Payment Accounts, and (b) there will be no disruption of payments made from the accounts or deposits to such accounts. Buyer will designate a representative to assist in coordinating the transfer of such accounts.

      2.7 Seller's Records. Buyer shall be entitled to inspect any and all records retained by Seller or any Subsidiary and obtain copies, at the cost of Seller, of same (or originals if reasonably requested by Buyer) at reasonable times and locations and in the manner agreed to by Buyer and Seller. Seller agrees either to retain all such records for a period of at least six (6) years after the Closing Date, or, at Seller's option, to deliver such records to Buyer prior to such time.

      2.8 Non-Disclosure, Non-Hire and Non-Compete Covenants. Seller agrees that
(y) for a period of five (5) years from the Closing Date, neither Seller nor any Seller Affiliate shall, and (z) for a period of three (3) years from the Closing Date, no NCC Affiliate shall, nor shall any of such Persons cause a third party to, directly or indirectly: (a) canvass, solicit or accept any business involving or competing with any Services within the Restricted Area; (b) request or advise any of the Customers, suppliers, potential Customers or suppliers or other business contacts of Buyer within the Restricted Area to avoid doing business with Buyer or to transfer, withdraw, curtail or cancel any of their business relating to Services with Buyer; (c) induce or attempt to induce any Person who at the time of the Closing Date is, or within 12 months prior to the

Closing Date was, an employee of Seller or any Subsidiary or an independent contractor engaged to provide services in connection with the Business or any of the Services to terminate their relationships with, refuse to enter into a relationship with or breach their agreements with Buyer or any of its Affiliates; (d) employ any of Buyer's personnel engaged in providing Services while employed by Buyer or, except for personnel performing solely clerical functions for Buyer, for one (1) year after termination of such employment with Buyer, without Buyer's prior written consent; (e) divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, or use any information acquired by such Person, whether before or after the Closing Date, regarding the Services within the Restricted Area; (f) either as an agent, partner, officer, director, shareholder, member, advisor, consultant, lender, guarantor, investor or in any other capacity, participate in, engage in or have a financial interest in, any business which is engaged in any Services in the Restricted Area, provided, however, that any NCC Affiliate may so act as a consultant, advisor, lender or guarantor without breaching this clause (f) of
Section 2.8. The passive ownership of a minority interest (10% or less) in a Person even though such Person may be a competitor of Buyer, shall not be deemed a financial interest for purposes of clause (f) of this Section 2.8.

      Notwithstanding anything set forth in the immediately preceding sentence, it shall not be a violation of clause (f) of this Section 2.8 if any NCC Affiliate shall acquire an interest of whatever magnitude in any bank holding company that owns an interest in a Person whose activities would otherwise constitute a breach of such clause ( an "Acquired Breaching Affiliate"), provided, however, that the net income of such Acquired Breaching Affiliate may not constitute more than five percent (5%) of the consolidated net income of such acquired bank holding company. In the event that any NCC Affiliate shall so acquire any Acquired Breaching Affiliate and later determine to sell or otherwise transfer ownership of such Person or all or substantially all of its assets, then (y) such NCC Affiliate shall so notify Buyer and offer it a reasonable opportunity to participate in any bidding or other negotiation for the purchase of such Person or its assets, and (z) such NCC Affiliate shall provide Buyer with the last opportunity to bid on such purchase, providing Buyer with a reasonable opportunity to review the penultimate bid and to enter its final bid with respect thereto.

3. Liabilities.

      3.1 Assumed Liabilities. On the Closing Date, simultaneously with the transfer of the Subject Assets, Buyer shall assume and thereafter pay, or cause to be paid, or otherwise satisfy or discharge those obligations and liabilities of Seller and its Subsidiaries, if any, described below:

            3.1.1 Customer Contracts. Obligations to provide Services to the Customers pursuant to the Customer Contracts listed on Schedule 6.9 arising on and after the Closing Date;

            3.1.2 Leases. Payment obligations for goods and services provided in respect of the Business, the Services or any of the Subject Assets after the Effective Time under any Leases listed on Schedule 6.17 or Operations Agreements listed on Schedule 6.10.

            3.1.3 Specified Liabilities. Those specific limited liabilities set forth on Schedule 3.1.3 attached hereto.

      3.2 Excluded Liabilities. It is specifically agreed and understood by all parties that neither Buyer, nor any assignee, is assuming, nor shall any such Person have any responsibility whatsoever for, any liabilities other than those specifically identified in Section 3.1, including (a) liabilities incurred or accrued prior to the Effective Time under or in connection with any Lease, Customer Contract or Operations Agreement, or (b) liabilities incurred or accrued at any time under or in connection with an Employee Benefit Plan, policy or practice, or any employment agreement, collective bargaining agreement, or severance or incentive compensation arrangement of Seller or any Affiliate . Buyer is not, and shall not be, a successor employer to Seller or any Affiliate with respect to any Employee Benefit Plan, policy or practice maintained by Seller or such Affiliate. Seller shall remain fully liable with respect to all such Employee Benefit Plans, policies or practices, and Buyer does not and will not be required to assume any liability arising out of any Employee Benefit Plan, policy or practice of Seller or such Affiliate. Buyer shall not be liable to any Employee for any employee benefits except those employee benefits provided under an Employee Benefit Plan, policy or practice of Buyer that becomes available as a result of employment with Buyer. Buyer will, however, provide severance benefits to Employees employed by Buyer for six (6) months following the Closing Date that are no less beneficial than the severance benefits currently being offered by Seller to the Employees.

4. Consideration.

      4.1 Initial Determination of Cash at Closing. In consideration for the sale and transfer of the Subject Assets and other commitments, representations, warranties and restrictions made and agreed to by Seller, Buyer will (a) pay Seller at Closing an amount equal to the book value of the Net Assets as of December 31, 1998, as reflected on Seller's unaudited balance sheet referred to in Section 6.18.1 ("Balance Sheet Net Assets"), plus a premium of twenty one million dollars ($21,000,000) payable in immediately available funds via wire transfer at Closing ("Cash at Closing"), (b) deposit into the Escrow Fund pursuant to the Escrow Agreement the sum of three million dollars ($3,000,000) and (b) assume the assumed liabilities as provided in Section 3.1.

      4.2 Allocation. The Cash at Closing, as adjusted pursuant to Section 5.2, shall be allocated among the Subject Assets in accordance with their respective fair market values as determined in good faith by the Buyer. Each of the Seller and Buyer agrees (i) to jointly complete and separately file Form 8594 with their federal income tax return for the tax year in which the Closing occurs and (ii) neither the Seller nor Buyer will take a position on any income, transfer or gains tax return filed with any Governmental Authority charged with the collection of any such tax that is in any manner inconsistent with the terms of any such allocation without the written consent of the other party.

5. Closing.

      5.1 Initial Closing. The initial Closing shall take place via exchange of executed facsimile copies of the Documents of Conveyance and any other documents required by this Agreement and shall be deemed to occur at the offices of Seller, 1231 Durrett Lane, Louisville, KY 40285 on the Closing Date. For all accounting, tax and other financial purposes, to the extent permitted by law, Closing shall be deemed to occur at the Effective Time. Risk of loss on the Subject Assets shall pass from Seller and its Subsidiaries to Buyer upon the Effective Time.

      5.2 Post-Closing Adjustment.

            5.2.1 Adjustment Amount. The amount (as determined pursuant to
Section 5.2.2) by which (i) the book value of the Net Assets of Seller and its Subsidiaries as of the Closing Date exceed or are less than the Balance Sheet Net Assets shall be referred to as the "Adjustment Amount" and shall be treated as an increase or decrease (whichever is applicable) to the purchase price paid hereunder.

            5.2.2 Adjustment Procedure. Buyer at its expense will prepare a balance sheet ("Closing Balance Sheet") of the Net Assets of the Business as of the Effective Time. The Closing Balance Sheet and the calculation of Net Assets thereon, including a determination of reserves, shall be prepared in accordance with Seller's accounting principles as applied on a consistent basis and in accordance with GAAP. If there is a conflict between Seller's accounting principles and GAAP, then GAAP shall prevail. Buyer will deliver the Closing Balance Sheet to Seller within sixty (60) days after the Closing Date. If, within thirty (30) days following delivery of the Closing Balance Sheet, Seller has not given Buyer notice of its objection to the Closing Balance Sheet (which notice must contain a statement of the basis of Seller's objection(s)), then the book value of the Net Assets in the Closing Balance Sheet will be used in computing the Adjustment Amount. If, however, Seller timely gives such notice of objection and the parties are unable to resolve any such objections within ten
(10) days thereafter, then the issues in dispute (and only those issues) will be submitted to Arthur Andersen, LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination; and (iv) the Accountants shall be acting as experts and not as arbitrators.

            5.2.3 Payment of Adjustment Amount. On the second business day following the final determination of the Adjustment Amount, Buyer shall pay Seller the Adjustment Amount if it is a positive number and Seller shall pay the absolute value of the Adjustment Amount to Buyer if it is a negative number. All payments will be made together with interest at 7% per annum compounded daily beginning on and including the Closing Date and ending on but excluding the date of payment.

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

      6.1 Organization. Each of Seller and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth in the definitions of such Person. Each of Seller and each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.

      6.2 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

      6.3 Consents and Defaults. Except as set forth on Schedule 6.3, neither the execution and delivery of this Agreement by Seller nor the performance of its obligations hereunder will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or constitute a default under any mortgage, Lease, Operations Agreement, agreement, indenture, commitment, Customer Contract or other instrument, oral or written, to which Seller or any Subsidiary is a party or by which Seller, any Subsidiary or any of the properties of each are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller, any Subsidiary or any of its or their properties; (d) violate, conflict with, constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Seller or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or such Subsidiary is a party or to which the Business or any Subject Assets are subject, except for such violations, conflict breaches, defaults, terminations, accelerations or creations of liens or then encumbrances, which will not have a Material Adverse Effect; (e) require any consent, approval, authorization or permit of or from, filing with or a notification to any court or Government Authority, except (i) filings under the HSR Act or (ii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not individually or in the aggregate, have a Material Adverse Effect or (f) have any impact on Buyer's right to conduct the Business as currently being conducted by the Seller and the Subsidiaries.

      6.4 Absence of Certain Changes. Since December 31, 1998: (a) the Seller has operated the Business in the ordinary and usual course; (b) there has not been any change in the business, financial condition or results of operations of the Business that has had or will have a Material Adverse Effect; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Subject Assets that has had or could reasonably be expected to have a Material Adverse Effect; (d) other than as listed on Schedule 6.4, no Customer has canceled, discontinued, or given written or verbal notice of its intention to cancel, discontinue or substantially reduce its relationship with Seller that would have an adverse effect on the Business; (e) except as otherwise set forth on Schedule 6.4, the Seller is not in default and, to the knowledge of the Seller, no Customer or vendor is in default, under any Customer Contract, Lease or Operations Agreement, and each such contract (whether written agreement or outstanding purchase order) is in full force and effect on the date hereof; (f) other than as listed on Schedule 6.4, each such Customer Contract contains no material changes in Seller's standard form of agreement and specifically no deviation in warranties or limitation of Seller's liability; and (g) other than as listed on Schedule 6.4, Seller has not made any change to the Business that, if done between the date hereof and the Closing Date, would constitute a breach of Section 9.3 hereof.

      6.5 Litigation. Except as set forth on Schedule 6.5: (a) there is no judicial or administrative action, proceeding or investigation pending or, to the knowledge of the Seller, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with this Agreement, and (b) there is no claim, litigation, action, suit, proceeding, inquiry (whether administrative or judicial at law or equity), or investigation pending or, to the knowledge of the Seller, threatened against or affecting, or any judgment, award, order, injunction or decree outstanding against the Seller, or any Subsidiary, in each case relating to the Business, or any of the Subject Assets that, if adversely determined, would individually or in the aggregate have a Material Adverse Effect.

      6.6 Compliance with Law. All Customer Contracts, Leases and Operations Agreements have been entered into in the ordinary course of business and not in violation of any applicable federal, state or local law, regulation, ordinance or other requirement of any Governmental Authority, and no written notice has been received by the Seller alleging any such violations.

      6.7 Options to Purchase. Seller does not currently have outstanding, and will not grant, any options, rights to purchase, contracts, or any other right entitling anyone to acquire any of the Subject Assets or the Business except as otherwise expressly contemplated herein.

      6.8 Good Title. Except for those liabilities set forth in Schedule 6.8, which shall be paid and discharged by Seller at or prior to Closing, Seller owns and holds good and marketable title, including the power of conveyance, to all of the Subject Assets, tangible and intangible, free and clear of all liens, mortgages, pledges, encumbrances, security interests, income taxes, withholding taxes, employment taxes, sales and property taxes, restrictions, defects of title and other impairments of title. The Subject Assets constitute all of the assets used by Seller and the Subsidiaries to conduct the Business and all of the assets necessary to allow Buyer to conduct the Business as it is currently conducted by Seller and the Subsidiaries and, if tangible, are in good repair and operating condition for their intended use in the Business. At Closing, Seller shall convey or caused to be conveyed to Buyer good and marketable title to the Subject Assets free and clear of all liens, encumbrances or other impairments of title, subject, however, to any continuing obligation of Buyer under any Lease or Operations Agreement to satisfy any conditions precedent contained in any such agreement as to any subsequent transfer or assignment thereof.

      6.9 Customer Contracts. Seller has delivered to Buyer true, complete and accurate copies of Customer Contracts that are identified on Schedule 6.9.
Schedule 6.9 lists all Customers as of the date of this Agreement and identifies all Customer Contracts, and also describes all Customers obtaining Services from Seller or a Subsidiary without a current written agreement. Each of the Customer Contracts listed on Schedule 6.9 is in full force and effect and is unimpaired by any breach of the Seller or any Subsidiary, as applicable, that would give any other party thereto the right to terminate such Customer

Contract or receive damages from the Buyer after the Closing Date (except for breaches that, individually or in the aggregate, would not have a Material Adverse Effect). For each Customer for which Seller or any Subsidiary provides Services without a current written agreement, Schedule 6.9 fully describes all terms, practices and procedures governing Seller's or such Subsidiary's relationship with such Customer. Neither Seller nor any Subsidiary has any obligations, written or otherwise, to any Customer other than those set forth in the Customer Contracts or, for Customers without agreements, those set forth on
Schedule 6.9. None of Seller's or any Subsidiary's obligations to Customers, written or otherwise, include any performance-based or other monetary penalties, other than those explicitly set forth in the Customer Contracts. Neither Seller nor any Subsidiary is involved in any claim, dispute or controversy with any of its Customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. Except as set forth in Schedule 6.9, there exists no oral or written termination notice indicating, and Seller has no reason to believe, that any Customer will terminate any Customer Contract.

      6.10 Operations Agreements. Schedule 6.10 contains a true, complete and accurate list of all Operations Agreements used in or held for the Business. Seller has delivered or caused to be delivered to Buyer true, complete and accurate copies of all Operations Agreements, and all Operations Agreement are enforceable according to their terms. Each of the Operations Agreements listed on Schedule 6.10 is in full force and effect and is unimpaired by any breach of the Seller that would give any other party thereto the right to terminate such Operations Agreement or receive damages from the Buyer after the Closing Date (except for breaches that, individually or in the aggregate, would not have a Material Adverse Effect). To the knowledge of the Seller, no other party to any of the Operations Agreements is in material default of its obligations under such Operations Agreement. All Operations Agreements have been entered into in the ordinary course of business at Sellers' usual and customary rates or practice.

      6.11 Intellectual Property. Schedule 6.11 sets forth a true, complete and accurate list of all Intellectual Property. Except as set forth in Schedule 6.11, without payment of any license fee, relicensing fee, royalty or similar charge, Seller owns (and, after the Closing, Buyer will own) the entire right, title and interest in and to the Intellectual Property and the trade secrets, know-how and technology used in the operation of the Business, and Seller has the right to use and license the same without infringement or violation of the rights of others. To the knowledge of Seller, there are no pending or threatened proceedings or litigation or other adverse patents, inventions, trademarks, trade names, service marks, or claims affecting or challenging the Intellectual Property. To the knowledge of Seller, no Person is infringing on or threatening to infringe the Intellectual Property. Except as set forth on Schedule 6.11, Seller has not taken or omitted to take any action that would have the effect of waiving any rights to the Intellectual Property, the waiver of which would have the effect of making Buyer unable to operate the Business as currently conducted by Seller or of allowing any other Person to compete more effectively with Buyer than it now does with Seller.

      6.12 Non-Compete, Non-Hire and Non-Disclosure Agreements. Schedule 6.12 sets forth a true, complete and accurate list of all non-compete, non-hire and non-disclosure agreements related to the Business. Seller has delivered or caused to be delivered to Buyer true, complete and accurate copies of all such documents and all such documents are enforceable according to their terms.

      6.13 Permits, Licenses and Other Authorizations. Schedule 6.13 sets forth a true, complete and accurate list and description of all permits, licenses, and other authorizations held by Seller or any Subsidiary and used in or held for the conducting of the Business. Seller or such Subsidiary is in compliance with the terms of such permits, licenses, and authorizations, and there are no pending or, to the knowledge of the Seller, threatened terminations, expirations or revocations thereof. Except for the permits, licenses, and authorizations described in Schedule 6.13 or that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not have a Material Adverse Effect, there are no licenses, permits or other authorizations, whether written or oral necessary or required for the use of the Subject Assets or the conducting of the Business.

      6.14 Accounts Receivable. Schedule 6.14 reflects a true, complete and accurate aging of all accounts receivable of Seller (with total amounts for each account), the name and last known address of the Person from whom such Account Receivable is owing, any security that Seller claims collateralizes such Account Receivable and the age of such Account Receivable, as of January 31, 1999. All Accounts Receivable have arisen in the ordinary course of business and represent valid obligations due the Seller. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) that would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the December 31, 1998 balance sheet contained in the Financial Statements. Seller has delivered to Purchaser complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor. Seller has valid and perfected security interests in such security (to the extent such priority may be obtained under applicable law by possession of such security or the filing of financing statements or similar documents with respect thereto).

      6.15 Freight Payment Accounts. Schedule 6.15 lists all Freight Payment Accounts of Seller.

      6.16 Bank Accounts. Schedule 6.16 lists all Bank Accounts used by Seller in connection with the Business, including a list of all Persons with signature authority with respect thereto, and such Bank Accounts constitute all the Bank Accounts.

      6.17 Premises. Schedule 6.17 lists all Leases and Seller has delivered to Buyer true, complete, and accurate copies of all such Leases. All Leases are in full force and effect and are legal, valid and binding obligations of Seller and each party thereto, and to the knowledge of the Seller, enforceable in accordance with their terms. To the knowledge of the Seller, none of the buildings and structures located on real property used in or held for the Business violate any restrictive covenants or any terms of any of the Leases, or encroach on any property owned by others which violation or encroachment has or may have a Material Adverse Effect at the relevant location. To Seller's knowledge, no condemnation proceeding is pending, or threatened, that would preclude or impair in any material respect the use of the real property for the uses for which it is currently being used.

      6.18 Books and Records.

            6.18.1 Financial Statements. Schedule 6.18 contains correct and complete copies of (a) the unaudited balance sheets of the Business as of December 31, 1997, and December 31, 1998, and the related unaudited statement of income and cash flows for the years then ended and the reports thereon, and the other financial information included therewith (collectively, the "Financial Statements").

            6.18.2 Accuracy of Financial Statements. The Financial Statements
(a) are accurate and complete in all material respects and are consistent with the books and records of Seller (which are accurate and complete in all material respects), (b) have been prepared in accordance with GAAP applied on an historically consistent basis, and (c) fairly present the financial position, results of operations and cash flows of the Business at the respective dates thereof and for the periods therein indicated.

            6.18.3 Records. Seller has delivered, or will deliver at Closing, true, complete and accurate copies (or originals, where necessary or reasonably requested by Buyer) of all records, files and other information used in connection with or required to continue the Business as it is presently conducted by Seller and the Subsidiaries other than minute books of the Seller.

            6.18.4 No Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the balance sheet as of December 31, 1998, contained in the Financial Statements, as of such date Seller had no
(i) debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever arising out of or relating to the Business or (ii) any other debt, liabilities or operations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition that occurred or existed on or before such date, whether or not then known, due or payable, in each case in excess of $25,000.

      6.19 Environmental Matters. To Seller's knowledge:

            (i) The Business is not in violation of, nor has any liability, absolute or contingent, in connection with or under any Environmental Law or Local Law, except any such violations or liabilities that, individually or in the aggregate, do not have a Material Adverse Effect. To the knowledge of the Seller, the Business is owned and operated in compliance with all Environmental Laws;

            (ii) None of the Subject Assets is in violation of any Environmental Law or Local Law, nor is there any liability, absolute or contingent, under any such law with respect to any of the Subject Assets, except any such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; and

            (iii) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any of the Subject Assets, including any notices, demand letters or requests for information from any Governmental Authority, relating to any such liability under or violation of Environmental Law or Local Law, which would impose a liability upon Seller pursuant to any Environmental Law or Local Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

      6.20 Taxes.

            (i) Except as set forth in Schedule 6.20, all of the Tax Returns for all Prior Periods required to be filed by the Seller or any Subsidiary have been duly and timely filed, the Tax Returns are accurate and complete in all respects, and the Tax shown in the Tax Return filed for each Prior Period constitutes the full amount of the Tax that is owed or may become owed by the Seller or any Subsidiary for any such Prior Period and all such Taxes have been paid in full on a timely basis;

            (ii) There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by the Seller or any Subsidiary, or any waivers or agreements for the extension of time for the assessment or collection of any Tax due therefrom;

            (iii) There are no liens on any of the assets or properties of the
                  Seller or any Subsidiary that arose in connection with any failure or alleged failure on the part of any Person to pay any Tax;

            (iv) Seller and the Subsidiaries have each withheld or paid to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party;

            (v) Each estimated payment for Current Period Taxes payable by Seller or any Subsidiary has been made on or before the date on which the payment is required under applicable law to be made in an amount sufficient to avoid the imposition of a penalty;

            (vi) Schedule 6.20 lists each state and local jurisdiction in which Seller or any Subsidiary has filed any income or franchise Tax Return. No claim has ever been made by a Governmental Authority where the Seller or the Subsidiaries do not file Tax Returns that the Seller or any Subsidiary is or may be subject to taxation by the Governmental Authority.

      6.21 Misstatements or Omissions of Facts. No representation or warranty by Seller in this Agreement (including the Schedules attached hereto), nor any other certificate or document furnished by Seller, contains or will contain as of the date hereof or as of the Closing Date any untrue statement of a fact, or omits or will omit to state as of the date hereof or as of the Closing Date any fact necessary to make the statements contained herein or therein not misleading.

      6.22 Commissions to Third Parties. Except for fees paid and payable to Salomon Smith Barney, Seller has neither paid nor will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

      6.23. Insolvency Proceedings. None of the Seller or any Subsidiary is the subject of any pending or, to Seller's knowledge, threatened, insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither the Seller nor any Subsidiary has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings.

To Seller's knowledge, as of the date hereof, no other Person that is a party to any Customer Contract, Lease or Operations Agreement is the subject of any such pending or threatened insolvency proceeding. The parties hereto agree and acknowledge that, while Seller shall be obligated to give prompt notice to Buyer of any knowledge it may obtain prior to the Closing Date about the institution or threatened institution of such insolvency proceedings against any such Person, the immediately preceding sentence shall not be deemed repeated as a representation or warranty as of Closing.

      6.24. Employment Matters. Schedule 6.24 sets forth all of the full time and part time Employees of Seller and each Subsidiary, subject to changes between the date hereof and the Closing Date (a) in the ordinary course of business or (b) resulting from any reduction in force or facility closing consistent with plans previously discussed by Seller and Buyer. Seller and each Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the employment and termination of Employees and former employees, including those relating to (y) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-09, as amended, and any similar Local Law, and (z) wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing, except where the failure to so withhold would not have a Material Adverse Effect. Except as set forth on Schedule 6.24, there are no legal actions or proceeding pending or, to the knowledge of Seller, threatened between the Seller and the Subsidiaries, on one hand, and any of its Employees (or former Employees) on the other.

      6.25. Insurance. Seller has in force adequate insurance covering the full replacement value of the tangible personal property that is part of the Subject Assets and shall cause such insurance to be maintained in full force until the Closing Date. Seller also has in force adequate workers compensation insurance, errors and omissions insurance and general liability insurance covering the Business and the Subject Assets in amounts at least equal to and pursuant to policies consistent with its industry standards for similar businesses.

      6.26. Employee Benefit Plans. Schedule 6.26 sets forth a true and complete list of each Employee Benefit Plan, including each Multiemployer Plan, if any, under which any Employee or former Employee has any present or future right to benefits or under which Seller or any of its Affiliates may have any present or future liability. Seller has not incurred, and does not reasonably expect to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Business under or pursuant to ERISA or the penalty, excise tax or joint and several liability provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to Employee

Benefit Plans, and no event, transaction or condition has occurred or exists that could result in any such liability. To the best of Seller's knowledge, each Employee Benefit Plan has been operated and administered in all material respects in accordance with all requirements of law, including but not limited to ERISA and the Code.

      6.27 Year 2000 Except as set forth on Schedule 6.27, Seller has not made any statement (written or oral) to any Customer or supplier regarding Year 2000 Compliance by any System created by or used by Seller with respect to the Business. Seller has or uses Systems that are potentially subject to Year 2000 Compliance issues with respect to those vendors, suppliers, licensors, Customers or other Persons identified on Schedule 6.27 (indicating which System is associated with which Person). Seller has obtained such certifications from such Persons with respect to such Systems as are indicated on Schedule 6.27. Copies of all such certifications are attached to such schedule.

7. Representations and Warranties of Buyer.

      7.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the District of Columbia. Buyer is duly qualified to do business as a foreign entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.

      7.2 Authorization. Buyer has full power and authority to execute and perform fully its obligations hereunder this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

      7.3 Consents. The consummation by Buyer of the transactions contemplated by this Agreement shall not require the consent, approval, authorization or permit of or from, filings with or notifications to any court or Governmental Authority except (i) filings under the HSR Act or (ii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect. Subject to the foregoing, neither the execution and delivery of this Agreement by Buyer nor the performance of its obligations hereunder will (a) violate or conflict with the charter documents of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer or any of its properties.

      7.4 Litigation. There is no judicial or administrative action, proceeding or investigation pending or, to the knowledge of Buyer, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a Material Adverse Effect upon the Buyer's ability to perform its obligations under this Agreement.

      7.5 Fund Availability. Buyer currently has and will have at closing adequate funding sources to pay Seller the Cash at Closing.

      7.6 Commissions to Third Parties. Buyer has neither paid nor will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

8. Indemnifications.

      8.1 Seller's Indemnification of Buyer.

            8.1.1 Basic Seller Indemnity. Seller shall, on Buyer's demand, defend, indemnify and hold harmless Buyer and its Affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents, against and in respect of any and all assessments, claims, demands, losses, damages, expenses (including the reasonable fees and disbursements of legal counsel and other professionals), liabilities and judgments resulting from (a) any misrepresentation, any inaccuracy in or breach or other violation of any of the Seller's warranties or representations, or any nonfulfillment of any agreement on the part of Seller under this Agreement (ignoring, for these purposes only, the parenthetical expressions set forth in each of Section 6.9 and 6.10) except for those warranties and representations contained in Section 6.27; (b) any obligation incurred by Seller, any Subsidiary or any prior party in interest which is not expressly assumed by Buyer hereunder or (c) any Excluded Asset or other businesses of Seller not being purchased as part of the Business, provided, however, that Seller's obligation under this
Section 8.1.1 hereunder shall only arise if and when the aggregate amount of all claims arising under this Section 8.1.l shall exceed $25,000, in which event such obligation shall apply from the first dollar.

            8.1.2 Year 2000 Indemnity. Seller shall:

                  (a) indemnify and hold harmless Buyer with respect to all documented additional expenditures incurred after the Closing Date that are necessary, in Buyer's reasonable judgment, to render any of Buyer's Systems Year 2000 Compliant, including testing of such Systems, but only to the extent such expenses are in excess of $50,000; and

                  (b) indemnify, defend and hold harmless Buyer with respect to any loss, liability, cost or expense (including the fees and expenses of counsel and other professionals) suffered or incurred by Buyer as a result of or with respect to third-party claims by any Person against Buyer resulting from or relating to any failure of any System or System interface acquired, modified, upgraded, revised or customized by Seller on or prior to the Closing Date, provided, however, that Seller's obligations under this Section 8.1.2(b) shall be payable solely out of and only to the extent of the Escrow Funds.

            8.1.3 Special Remedies. No obligation of Seller under this Agreement shall be excused by reason of the failure of a System, or any portion thereof, to be Year 2000 Compliant, nor shall any such failure be deemed to be a force majeure event. Any statute of limitation applicable to Seller's Year 2000 Compliance warranties, representation or covenants shall not accrue or begin to run until the later of January 1, 2000, or the time when such statute of limitations would otherwise accrue or begin to run, and Seller shall not assert, and expressly waives, any defense based upon laches. Seller further agrees to provide Buyer at Closing with any methodology that Seller has used to access, test and remediate or replace (as necessary) any of the Systems, or portions thereof, and the results of such tests, to the extent completed.

      8.2 Buyer's Indemnification of Seller. Buyer shall, on Seller's demand, defend, indemnify and hold harmless Seller against and in respect of any and all claims, demands, losses, damages, expenses (including the reasonable fees and disbursements of legal counsel and other professionals), liabilities and judgments resulting from (a) any misrepresentation, any inaccuracy in or breach of any warranty or representation, or any nonfulfillment of any agreement on the part of Buyer under this Agreement; or (b) any failure by Buyer after Closing to pay or perform any liability or obligation of Seller which has been specifically assumed by Buyer pursuant to this Agreement, provided, however, that Buyer's obligation under this Section 8.2 shall only arise if and when the aggregate amount of all claims arising under this Section 8.2 shall exceed $25,000, in which event such obligation shall apply from the first dollar. .

      8.3 Notice of Claims. If any Claim is instituted or asserted by any Person in respect to which any party to this Agreement is entitled to indemnification pursuant to this Agreement the indemnified party, after receipt by it of written notice of the commencement or assertion of such Claim, shall promptly cause a written notice of such Claim to be made to the party required to furnish such indemnity; provided that failure to give such notice shall not (a) relieve the indemnifying party of its indemnification obligations hereunder, unless and to the extent such failure to provide notice shall have materially and substantially prejudiced the rights of the indemnifying party, or (b) result in any liability of the indemnified party to the indemnifying party.

      8.4 Defense of Claims. Subject to the next sentence, the indemnifying party shall have the right, at its option and expense, to assume any Defense of any Claim, provided that within thirty (30) days of receiving the notice with respect to such Claim pursuant to the above notice provision (of which such shorter period of time as an answer to or other responsive action may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and the indemnifying party acknowledges in writing its obligation hereunder to indemnify the indemnified party with respect to such Claim and periodically thereafter provide the indemnified party with reasonably sufficient evidence of the ability of the indemnifying party to satisfy such claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if (a) representation of both the indemnified party and indemnifying party by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them; (b) the indemnified party determines in good faith that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages; or (c) the indemnified party determines in good faith that the indemnifying party has insufficient financial resources to satisfy any monetary damages reasonably likely to result from such Claim.

If the indemnifying party has assumed the Defense of a Claim in accordance with
Section 8.4 hereof, then the following shall apply:

            (i) except as provided in clause (v) herein, the indemnified party shall have the right to participate and assist in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith;

            (ii) except as provided in clause (v) herein, the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for any such fees and expenses incurred prior to the time that the indemnifying party assumed such Defense;

            (iii) counsel used by the indemnifying party in connection with the
                  Defense of such Claim shall be reasonably satisfactory to the indemnified party;

            (iv) except as provided in clause (v) herein, the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, such consent not to be unreasonably withheld, conditioned or delayed;

            (v) if the indemnifying party shall fail or omit to diligently prosecute the Defense of such Claim, then (a) the indemnified party shall have the right to control the Defense of such Claim, (b) the indemnifying party shall be liable to the indemnified party for the fees and expenses of the indemnified party's counsel and other expenses incurred by the indemnified party in connection with the Defense of such Claim and (c) the indemnifying party shall be liable for any settlement of such Claim effected by the indemnified party; and

            (vi) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, unless such compromise or settlement includes a full release of the indemnified party, neither the indemnified party's business nor its name nor the business or name of any of its Affiliates will be damaged by such settlement, and such settlement is limited strictly to monetary damages.

If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to) the following shall apply:

            (i) the indemnifying party shall have the right, as its sole cost and expense, to participate in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith; and

            (ii) the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which shall not be unreasonably withheld.

      8.5 Cooperation of the Parties. The parties agree to cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

9. Conduct of Seller Pending Closing.

      9.1 Material Breach. The Seller shall not take any action which would cause it to be in material breach of any representation, warranty, covenant or agreement contained in this Agreement. The Seller shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as reasonably possible, but in no event later than Closing. The Seller shall not entertain or enter into any discussions or negotiations with, nor provide confidential information to, any other Person, except as required by law, regarding the Services, the Subject Assets or the Business relating to any merger, consolidation, acquisition of securities or assets or similar capital transaction.

      9.2 Consents, Waivers, Approvals and Authorizations. Seller shall use commercially reasonable efforts to obtain all necessary consents, waivers, approvals and authorizations required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement. Buyer will use its commercially reasonable efforts to assist Seller with respect thereto, provided, however, that Seller may not assert any breach of this undertaking by Buyer as a waiver or other basis for avoiding any of Seller's obligations hereunder or any adjustment to Cash at Closing pursuant to Section 4.2.

      9.3 Material Changes. Without the prior written consent of the Buyer, between the date of this Agreement and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof, make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practice and shall continue to conduct the Business in the ordinary course of business consistent with past practice. Seller shall use commercially reasonable efforts to preserve substantially intact the Subject Assets and the Business, to keep available the services of its current key officers and employees, and to preserve the goodwill of all business relationships affecting the Business.

      Without limiting the generality of the foregoing:

                  Seller shall not (nor shall it allow any Subsidiary to), without the prior written consent of Buyer:

                  (i) discount any receivable, or accelerate the collection of any accounts receivable, demand or accept pre-payment or accelerated payment for Services by any Customer under any Customer Contract or Operations Agreement contrary to prior custom or usage with such Customer, or defer payment of any accounts payable out of the ordinary course of business consistent with past practice, or enter into any understanding or agreement to do any of the foregoing;

                  (ii)  enter into any collective bargaining agreements;

                  (iii) grant any salary increase to any Employee, except for the implementation of Seller's annual salary administration program determined as of February 3, 1999, and effective as of March 1, 1999, the average raise under which did not exceed 3.0%, and salary increases totaling $ 12,500 to Barry LeMay and Susan Stallings, effective as of March 1, 1999;

                  (iv) enter into any new, or amend or alter, any existing Employee Benefit Plan or any employment or consulting agreement (other than as may be required to comply with applicable law);

                  (v)   terminate any existing Employee Benefit Plan;

                  (vi) change its accounting methods, principles or practices in any material respect;

                  (vii) pledge or use as a security interest any of the Subject
                        Assets as collateral for any indebtedness for borrowed money; or

                 (viii) terminate, or agree to terminate, or fail to renew any
                        Customer Contract, Operations Agreement or Lease; and the Seller shall (and shall cause each Subsidiary to):

                  (i) conduct the operations of the Business in the ordinary course of business consistent with past practice;

                  (ii) keep and maintain the Subject Assets and all offices and facilities of the Business in good condition, repair and working order, reasonable wear and tear excepted;

                  (iii) use commercially reasonable efforts to maintain all
                        Customer Contracts, Leases, Operations Agreements, Customers, prospect and supplier (of both goods and services) relationships on terms and conditions not less favorable to the Business or Buyer than those existing prior to the execution hereof;

                  (iv) take no action which results in the modification of, or the increase in benefits payable or provided under, any Employee Benefit Plan, policy or practice maintained by Seller or any Subsidiary;

                  (v) use commercially reasonable efforts to retain the service of its employees, agents and consultants involved with the Business on terms and conditions not less favorable to the Business or Buyer than those existing prior to the execution hereof; and

                  (vi) conduct its activities in a manner consistent with this Agreement.

      Seller agrees to indemnify, defend, and hold Buyer harmless from and against any claims, liabilities, losses, costs, or expenses, including reasonable attorneys' and other professionals' fees and other expenses, that Buyer may incur as a result of the failure of the parties to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws.

      9.4 Access and Information. Seller shall deliver to Buyer promptly upon receipt all management reports, financial reports, receivables aging reports, new business reports and any other reports regularly prepared and delivered to senior management of Seller with respect to the Business or the Services. Seller will deliver to Buyer promptly upon receipt thereof copies of any written or summaries of any oral reports made to senior management of Seller with respect to material events occurring with respect to the Business or the Services. Upon reasonable notice, Seller shall provide Buyer the opportunity to make or cause to be made such investigation of the Subject Assets and their condition, the Business and its financial and legal condition, and other access during normal business hours throughout the period prior to the Closing Date to the books, records, properties, personnel and to such other information as Buyer may reasonably request; provided, however, that Seller shall not be required to provide access to any such information if the providing of such access would be reasonably likely to result in the loss or impairment of any privilege generally recognized under law with respect to such information or would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Authority.

      9.5 HSR Act Notification. As promptly as practicable and no later than ten
(10) business days after the date hereof, the parties hereto shall prepare and file all necessary notifications required to be filed pursuant to the HSR Act. The filing fees in connection with such notifications shall be paid one-half by Buyer and one-half by Seller. Each party shall otherwise bear its own expenses in preparing and filing such form. The parties agree to diligently take and fully cooperate in the taking of all reasonable and necessary steps and provide any additional information reasonably requested in order to obtain promptly the expiration or earlier termination of any required waiting period under the HSR Act.

      9.6 Publicity. Except as required by the laws of the United States, neither Seller, nor Buyer shall furnish or disclose, either directly or indirectly, any terms of this Agreement, not otherwise publicly announced, to any third party without advance approval of the form and substance thereof by the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

      9.7 Cooperation and Standard of Performance. Seller and Buyer shall cooperate with each other in reviewing facts and establishing implementing procedures necessary to consummate the transactions contemplated by this Agreement, including executing and delivering such documents as is necessary to consummate the transactions contemplated herein. Seller and Buyer shall use their commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing and undertake and perform each obligation hereunder in timely fashion and in good faith.

      9.8 Notice. Seller shall promptly advise Buyer in writing of any adverse changes in the Business's condition (financial and otherwise), business affairs, operations, prospects or results from operations, provided, however, that no such notice shall constitute a cure or waiver of any misrepresentation or breach of any warranty made by Seller herein.

      9.9 Powers of Attorney. Seller shall terminate at or prior to Closing all powers of attorney granted by Seller which relate to the Subject Assets, including signatory capacities on bank accounts, in each case other than with respect to Employees who are continuing as employees of Buyer following the Closing.

10. Conditions to Closing. Closing shall be subject to the following conditions.

      10.1 Conditions to Buyer's Closing. The obligation of Buyer to consummate and effect the Closing provided for herein shall be subject to the following conditions, any of which may be waived in writing by Buyer:

            10.1.1 Representations and Warranties; Covenants. The representations and warranties of Seller set forth in this Agreement are true in all material respects when made and as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date, which representations and warranties shall have been true in all material respects and will be true in all material respects at such time or times. Seller shall have complied in all material respects with all of its covenants, agreements and undertakings set forth herein.

            10.1.2 Due Execution and Delivery. Seller duly executes and delivers the Documents of Conveyance and any other document or instrument necessary or advisable to vest in Buyer good and marketable title, free of lien, encumbrance or other impairment of title, to all of the Subject Assets, all in a form and substance reasonably acceptable to Buyer and its counsel.

            10.1.3 Opinion of Counsel. Counsel for Seller and the Subsidiaries shall have delivered an opinion to the effect that (a) Seller is duly organized and existing and in good standing in the Commonwealth of Kentucky, B.&L. is duly organized and existing and in good standing in the Commonwealth of Massachusetts and each of NTA and Associates is duly organized and existing and in good standing in the State of Washington, (b) Seller and the Subsidiaries have full power and authority to carry on the Business and to sell the property and assets to be conveyed and assigned under this Agreement and to assign the liabilities set forth in Section 3.1, (c) all corporate proceedings required to be taken by Seller to authorize it to enter into this Agreement and any other instrument evidencing such conveyance, assignment and assumption and to perform its obligations hereunder have been duly and properly taken, and (d) this Agreement and any related documents are binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

            10.1.4 Bank Accounts and Freight Payment Accounts. Seller shall have arranged to the satisfaction of Buyer for the transfer of all funds (other than a reserve for outstanding items) from each of the Bank Accounts and the Freight Payment Accounts.

            10.1.5 Officer's Certificate. The Seller shall have delivered to Buyer a certificate signed by the President or an Executive Vice President and the Secretary of Seller, dated as of the Closing Date, certifying that (a) all the representations and warranties of the Seller are true, accurate and correct on and as of the Closing Date; and (b) the Seller has satisfied and fully complied with all conditions necessary to make this Agreement effective.

            10.1.6 Third Party Notices and Consents. All notices to, filings with and consents, permits and approvals from all Governmental Authorities required by law to consummate the transactions contemplated hereunder shall have been timely delivered, filed or obtained, as applicable. All notices to, filings with and consents, permits and approvals required from all parties to (y) Operations Agreements and (z) Leases that are material to the conduct of the Business, the continuation of such agreements, the conveyance of the Subject Assets, the financial condition or results of operations of the Business by Buyer or the prospects of the Business shall have been timely delivered, filed or obtained, as applicable.

            10.1.7 Litigation. No action, suit or proceeding shall have been instituted and be continuing before any court or any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions.

            10.1.8 HSR Act. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

            10.1.9 Insolvency. No insolvency proceedings shall have been initiated against any Person who is a party to any material Customer Contract, Lease or Operations Agreement or whose insolvency would otherwise cause a Material Adverse Effect.

            10.1.10 Transition Services Agreement. The parties shall have executed and delivered to one another a Transition Services Agreement substantially in the form of Exhibit A attached hereto.

      10.2 Conditions to Seller's Closing. The obligations of Seller to consummate and effect the Closing provided for herein shall be subject to the following conditions:

            10.2.1 Representations and Warranties; Covenants. The representations and warranties of Buyer set forth in this Agreement are true in all material respects when made and as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by the Agreement and except for representations and warranties relating to a time or times other than the Closing Date, which representations and warranties shall have been and will be true in all material respects at such time or times. Buyer shall have complied in all material respects with all of its covenants, agreements and undertakings set forth herein.

            10.2.2 Cash at Closing. The Buyer shall have tendered the Cash at Closing as provided in Section 4 hereof.

            10.2.3 Opinion of Counsel. Counsel for Buyer shall have delivered an opinion to the effect that (a) Buyer is duly organized and existing and in good standing in the District of Columbia (b) Buyer has full power and authority to buy the Subject Assets to be conveyed and assigned under this Agreement and to assume the liabilities set forth in Section 3.1, (c) all proceedings required to be taken by Buyer to authorize it to enter into this Agreement and any other instrument evidencing such conveyance, assignment and assumption and to perform its obligations hereunder have been duly and properly taken, and (d) this Agreement and any related documents are binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

            10.2.4 Transition Services Agreement. The parties shall have executed and delivered to one another a Transition Services Agreement substantially in the form of Exhibit A.

11. Post-Closing Covenants

      11.1 Transition. As of the Closing Date, Buyer shall offer employment to all Employees. The Buyer shall offer to each such Employee a package of compensation and benefits at least equivalent to the package such Employee currently enjoys. Buyer shall also offer severance benefits to such Employees that are no less favorable than the Employees currently enjoy for six (6) months following the Closing Date. Seller shall be available to consult with Buyer in regard to the Subject Assets. Seller shall cause Seller's accounting staff to be available as reasonably necessary to Buyer in regard to the books and records and operations of the Business.

      11.2 Sales/Transfer Taxes. Buyer and Seller agree to each pay one half of all sales taxes, if any, due upon the transfer of the Subject Assets to Buyer. When due, prorated as of the Effective Time, Buyer and Seller shall share the payment of all foreign, state and local personal property taxes assessed on the Subject Assets of Seller transferred to Buyer hereunder, except to the extent the value of the Net Assets being acquired as of the Closing Balance Sheet already has been reduced by an accrual therefor.

      11.3 Transition Services Agreement. At Closing, the parties hereto shall execute and delivery a transition services agreement (the "Transition Services Agreement") in substantially the form of Exhibit A, providing for the rendition by Seller of such transition services, including data entry and processing; employee compensation and benefits; billing, subleasing space or personal property; and the provision of building, computer, UPS and similar services with respect to the Business as the Buyer may request. Such transition services shall be provided at Seller's all-in cost, without profit. Any transition services agreement shall allow the Buyer to terminate one or more services provided thereunder at any time without affecting the provision of any other services by Seller thereunder, provided, however, that in all events Seller's obligation to provide any transition services pursuant to such transition services agreement shall terminate not later than December 31, 1999.

12. Termination. This agreement may be terminated at any time prior to Closing:
(a) by the mutual written consent of the parties hereto; (b) by the Buyer, if not in material default hereunder, if any of the conditions specified in Section
10.1 have not been satisfied or waived by Buyer at such time as such condition can no longer be satisfied; (c) by the Seller, if not in material default hereunder, if any of the conditions specified in Section 10.2 have not been satisfied or waived by Seller at such time as such condition can no longer be satisfied; or (d) by any party hereto not then in material default hereunder, if

Closing shall not have occurred on or prior to June 30, 1999. In the event of termination hereof, this Agreement shall become void and have no effect, except that the provisions relating to confidentiality and dispute resolution shall survive any such termination; provided, however, that no such termination shall relieve any party from liability for the willful breach of this Agreement.

13. Miscellaneous.

      13.1 Expenses.

            13.1.1 Fees and Expenses. Each of the parties hereto shall pay all of its own costs, fees and expenses relating to the acquisition, incurred prior to Closing, including, but not limited to, costs of negotiations, legal and accounting fees and other expenses.

            13.1.2 Remedies. Notwithstanding anything contained in Section
13.1.1 to the contrary, if this Agreement is terminated by Buyer or Seller pursuant to Section 12(b) or 12(c), respectively, because of a breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, but only if the terminating party is not itself in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then, in the event of a breach by the Buyer, the Buyer shall pay to the Seller an amount equal to ten percent (10%) of the Cash at Closing as liquidated damages, which undertaking shall be guaranteed by Cyrus A. Ansary, a principal investor in Buyer, by means of a written guaranty in form and substance reasonably satisfactory to Seller and delivered to Seller simultaneously with the execution and delivery of this Agreement. In the event of a breach by the Seller, the Buyer shall be entitled, at its election, either to provable monetary damages or to specific performance of the terms and conditions of this Agreement, the parties agreeing that the Business is unique and therefore monetary damages would be insufficient to compensate Buyer fully in the event of Seller's breach. The rights and remedies herein provided are exclusive of any rights and remedies that any party may otherwise have at law or in equity.

      13.2 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier so long as a receipt or confirmation of delivery is obtained), sent by a recognized overnight delivery service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid or transmitted by facsimile transmission (followed by delivery of the original of such document), addressed as follows:

If to Buyer:                              If to Seller:

      Investment Services                 National Processing Company
      International Co., LLC              Attention: President
      Attention: Mr. Cyrus Ansary
      1725 K Street, N.W.                 1231 Durrett Lane
      Washington, D.C. 20006              Louisville, KY 40285
      Facsimile:(202) 457-9042            Facsimile:  502.326.7100

      With a copy (which shall not        With a copy (which shall not
      constitute notice) to:              constitute notice) to:

      Attention:  Mr. Jerry L. Shulman    Attention:  General Counsel

      Title: Counsel                      National Processing Company
      Williams & Connolly                 c/o National City Corporation
      725 Twelfth Street, N.W.            17th Floor, Law Department
      Washington, D.C. 20005              1900 East Ninth Street
      (202) 434-5510                      Cleveland, Ohio  44114

Either party hereto may designate by notice, in the manner herein above provided, a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger, or, in the case of facsimile, electronic confirmation of reception with verbal confirmation, being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. Any party may change its designated recipient for notices, address and/or facsimile number upon written notice to the other parties of this Agreement.

      13.3 Confidentiality. Seller and Buyer will hold and will cause their consultants and advisers to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all documents and information concerning the other party furnished to them by the other party or their representatives in connection with the Agreement or the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of the other party, (b) previously known by the other party on a non-confidential basis from a source not known by such party to be under any confidentiality restriction, (c) later lawfully acquired by the other party from a source not known by such party to be under any confidentiality restriction, or (d) independently developed by the other party without the use of information subject to this confidentiality restriction) and neither party will release or disclose such information to any other person, except its auditors, attorneys, financial advisers, bankers and other consultants and advisers in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence will be maintained except to the extent that such information comes into the public domain through no fault of either party and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately on the request of either party. Both parties shall be deemed to have satisfied their obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for their own similar information.

      13.4 Survival. Each of the representations and warranties in this Agreement shall be deemed represented and made at the Effective Time as if made at such time and shall survive the Closing and the consummation of the transactions contemplated hereby for a period of 18 months after Closing, except that the representations and warranties made in Sections 6.8, 6.19, 6.20 and
6.26 (and any indemnity actions with respect thereto) shall survive for the balance of any statute of limitations applicable thereto, Section 6.27 shall survive for the term of the Escrow Agreement and any indemnity action that is timely brought may be continued until finally concluded. All other terms and provisions of this Agreement shall also survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of 18 months after Closing with the exception of Sections 2.4, 2.8 and Article 13. Sections
2.4 and 2.8 shall survive for five years, and Article 13 shall survive indefinitely.

      13.5 Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings.

      13.6 Assignment. This Agreement shall not be assigned by either party without the express written consent of the other party; provided, however, that Buyer may assign its respective rights and obligations hereunder to an Affiliate with the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, in which event Buyer shall be released from all obligations hereunder. Any attempted assignment of this Agreement, other than by Buyer as allowed above, shall be null and void.

      13.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns when executed by all parties. Nothing in this Agreement, express or implied, shall be construed to confer any rights or remedies upon any party other than the parties hereto and their respective successors and permitted assigns.

      13.8 Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisclosure and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed and enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Buyer and not unduly restrictive upon Seller. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability, whether said revisions be in time, territory, or scope of prohibited activities.

      13.9 Waiver. Any agreement on the part of either party hereto to any extension or waiver shall be valid only if in writing signed by the party granting such waiver or extension and shall be a one-time waiver or extension only, and any such waiver or extension or any other failure to insist on strict compliance with any duty or obligation or any representation, warranty or other covenant herein shall not operate as a waiver or extension of, or estoppel with respect to, any continuing, subsequent or other failure to comply with or fulfill any duty or obligation or any representation, warranty or other covenant herein.

      13.10 Alternative Dispute Resolution.

            13.10.1 Negotiations. In the event of any other dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, including any dispute as to the construction, validity, enforceability or breach of this Agreement or the arbitrability of any issue arising hereunder (each a "dispute"), representatives of the parties shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, they shall proceed as set forth below.

            13.10.2 ADR. First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, including choosing one or more third party arbitrators; and (ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the parties shall enter into binding arbitration as set forth below.

            13.10.3 Arbitration. All disputes among the parties arising out of or relating to this Agreement that are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq. Either party may commence arbitration proceedings at any time after the fifth day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

            13.10.4 Selection of Arbitrators. Any arbitration shall be conducted in the Louisville, KY metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree, by a three-person panel acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures then in effect of the American Arbitration Association ("AAA"). Any three person arbitration panel shall consist of one arbitrator selected by each disputing party within ten (10) days of the initiation of binding arbitration, as provided herein, and one arbitrator (who shall become the presiding arbitrator) selected by the first two arbitrators within ten (10) days of the latter of the first two arbitrators' acceptances to act as arbitrators. In the event that any disputing party shall fail to appoint timely an arbitrator, or in the event that the first two arbitrators fail to reach agreement within 10 days as to the presiding arbitrator, any disputing party may request the AAA to appoint such arbitrator. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least twenty
(20) years experience in merger and acquisition practice in the United States.

            13.10.5 Rules of Arbitration. Unless otherwise agreed by the disputing parties prior to the commencement of the arbitration:

                  (i) The parties shall commence arbitration proceedings within thirty (30) days of the selection of the presiding arbitrator.

                  (ii) The presentation of evidence and all discovery shall be controlled by the arbitrator/panel. The arbitrators shall have the right to employ experts to assist them in any arbitration proceeding

                  (iii) The arbitrator(s) shall be and remain at all times wholly independent and neutral.

                  (iv) The decision of the arbitrator/panel shall be reduced to writing; set forth the arbitrator/panel's findings of fact and conclusions of law and afford any such remedy as is within the scope of the Agreement (including equitable relief).

                  (v) The award shall be made on an expedited basis.

                  (vi) The award shall include as part of the arbitrator/panel's determination the responsibility among the parties for payment of the arbitrator/panel's fees and expenses, and the prevailing party on any issue in dispute shall be entitled to recover from the other party all fees and expenses (including reasonable attorneys' and other professionals' fees and disbursements) incurred in pursuing such issue if the arbitrator/panel, in its discretion, determines that such an award is warranted, but in no event shall such recovery exceed the amount paid on its own behalf by the losing party with respect to such issue.

                  (vii) The award shall be final and binding upon the parties, without any further right of appeal absent fraud or intentional malfeasance by the arbitrator/panel, and may be entered for enforcement in any court of competent jurisdiction or an application may be made to any such court for a judicial acceptance of such award and an order of enforcement, as applicable. Any award shall be promptly paid by the losing party to the prevailing party, free of deduction or offset except as provided for in the award, with interest thereon at the rate of 8% per annum from the date of any breach or violation of this Agreement (as determined as part of the award) to but not including the date of payment. To the extent allowed by applicable law, any losing party resisting payment of any such award shall also be responsible for reimbursing the prevailing party for any fees and expenses incurred by such prevailing party incident to the enforcement thereof.

            13.10.6 Confidential Proceedings. Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and Affiliates to, and will request each participant in any ADR mechanism and each arbitrator to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

            13.10.7 No Default Award. The arbitration will proceed in the absence of a disputing party who, after due notice, fails to answer or appear. An award shall not be made solely upon the default of any such party, but the arbitrator/panel shall require each party that is present to submit such evidence as the arbitrator/panel may determine is reasonably necessary to make an award.

            13.10.8 Arbitrator Replacement. If an arbitrator, whether sole or part of a panel, should withdraw, die or otherwise become incapable of serving, or should such arbitrator refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator and, subject to the rules applicable to the ADR process or arbitration applicable in such circumstances, the dispute resolution process shall continue.

            13.10.9 Exceptions to Arbitration. This Section 13.10 shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award.

      13.11 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky (without giving effect to any otherwise applicable conflict of laws provisions); provided that any arbitration conducted pursuant to this Agreement shall be governed, to the extent applicable, by the Federal Arbitration Act (or any successor thereto).

      13.12 Captions; Construction. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, (f) the terms "dollars" and "$" refer to United States dollars. Any reference herein to any agreement, including this Agreement, shall be deemed to include such agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any Person or entity shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such Person or entity. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original hereof, and all of which shall constitute one and the same Agreement.

      13.14 Schedules. The Schedules and Exhibits to the Agreement are a part of this Agreement as if set forth in full herein.

      IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the date and year first above written.

                                    SELLER:

                                    NATIONAL PROCESSING
                                    COMPANY

                                    By:       /s/Donald J. Kenney
                                       -------------------------------------
                                          Name:    Donald J. Kenney
                                               -----------------------------
                                          Its:     Executive Vice President
                                              ------------------------------


                                    [For purposes of Section 2.8 only]

                                    NATIONAL CITY CORPORATION

                                    By:   /s/ Thomas A. Richlovsky
                                       -------------------------------------
                                          Name:    Thomas A. Richlovsky
                                               -----------------------------
                                          Its:  Senior Vice President and
                                                Treasureer
                                              ------------------------------


                                    BUYER:

                                    INVESTMENT SERVICES INTERNATIONAL CO., LLC

                                    By:       /s/ Cyrus A. Ansary
                                       -------------------------------------
                                          Name:    Cyrus A. Ansary
                                               -----------------------------
                                          Its:     President
                                              ------------------------------